Exhibit 10.46
BOMBARDIER

AEROSPACE
Bombardier Inc.
123 Garratt Boulevard, N17-27
Downsview, Ontario, Canada M3K 1Y5
www.bombardier.com
TEL 1 (416) 633-7310
FAX 1 (416) 375-4533
November 10, 2006
Ref. B06-7701-TB-0051L
Mr. J. Scott Kirby
President
US Airways Group, Inc.
111 W. Rio Salado Parkway
Tempe, AZ
85281

Subject:	Global Settlement
Dear Mr. Kirby,
Further to the ongoing discussions between Bombardier Inc. (collectively, with its affiliated entities, “Bombardier”) and US Airways Group, Inc. (collectively with its affiliated entities, “US Airways”), and in consideration of the agreements set forth herein, Bombardier is prepared to (i) amend that certain Master Purchase Agreement No. MPA-515 dated May 9, 2003 between Bombardier and US Airways (as amended, the “US Airways MPA”) as herein set forth, and consent to the assumption of the US Airways MPA, as modified by this letter agreement (the “Letter Agreement”), in the Chapter 11 Cases (defined below) and (ii) waive any cure amounts owed to it under the US Airways MPA in connection with the assumption of such US Airways MPA, as modified by this Letter Agreement, and further waive any cure amounts that may otherwise be due and owing in connection with the executory contracts listed on Exhibit A hereto between Bombardier and US Airways assumed in the Chapter 11 Cases. To that end, each of Bombardier and US Airways hereby agrees as follows:
1.0	Modification of US Airways MPA

US Airways shall assume the US Airways MPA, as modified and amended by this Letter Agreement, and such assumption shall be deemed effective as of the effective date of the Plan of Reorganization of US Airways confirmed in the Chapter 11 Cases by Order entered therein on September 16, 2005. Provided that the Bombardier Claims (as defined herein) are resolved in the manner set forth in Section 5 below, Bombardier agrees to waive any cure amounts otherwise due and owing in connection with US Airways’ assumption of the US Airways MPA, as modified and amended by this Letter Agreement. After the assumption of the US Airways MPA, as modified and amended by this Letter Agreement, Bombardier and US Airways shall amend and restate the US Airways MPA (as so amended and modified, the “Amended and Restated MPA”), and otherwise enter into such documentation as the parties shall agree, to reflect the modifications and amendments provided for herein, and to otherwise reflect the agreements of the parties incident thereto.

A.	Existing US Airways Aircraft

Upon assumption of the US Airways MPA, as modified and amended by this Letter Agreement, all obligations of US Airways to purchase and take delivery of the forty-two (42) “Firm Aircraft” remaining undelivered under the US Airways MPA, and the rights of US Airways to purchase and take delivery of the ninety (90) “Reconfirmable Aircraft” and the ninety-four (94) “Option Aircraft” thereunder, and all obligations of Bombardier to manufacture and deliver the “Firm Aircraft,” the “Reconfirmable Aircraft” and the “Option Aircraft”, shall be deemed terminated, and neither party shall have any further obligations, rights, claims, or causes of action regarding the “Firm Aircraft,” “Reconfirmable Aircraft” and “Option Aircraft,” (except as Purchase Right Aircraft, as set forth below, and their respective obligations with respect thereto), whether arising under the US Airways MPA or otherwise, except that Bombardier shall be entitled to an allowed general unsecured claim in the amount of US$135 million (the “MPA Claim”) in the Chapter 11 Cases on account of Bombardier’s timely filed proof of claim dated February 2, 2005 (Claim No. 4328), as more specifically provided for in Section 5.0 below.

B.	Purchase Right Aircraft

The US Airways MPA will be amended to provide US Airways with new Purchase Right Aircraft as provided herein. Upon assumption of the US Airways MPA, as modified and amended by this Letter Agreement, US Airways shall have the right to purchase a total of up to ** Bombardier CRJ 200/700/900 series aircraft (the “Purchase Right Aircraft”), as US Airways shall from time to time elect during the Purchase Right Period (as defined below); provided, however, that Bombardier shall have no obligation to continue or recommence manufacturing any particular type of such Purchase Right Aircraft (i.e. CRJ 200, 700 or 900 aircraft) during the Purchase Right Period solely to have such aircraft type available for US Airways in the event US Airways shall elect to exercise its right to purchase such type of Purchase Right Aircraft, and Bombardier shall retain the right to continue or to discontinue manufacturing each type of Purchase Right Aircraft, in its sole discretion and without liability to US Airways, prior to any Purchase Right Aircraft becoming a New Firm Aircraft (as defined herein). Other than the Purchase Right Aircraft described herein, all rights of US Airways, and obligations of Bombardier, with respect to the purchase and delivery of CRJ aircraft under the US Airways MPA shall be deemed terminated and cancelled upon the assumption of the US Airways MPA, as modified and amended by this Letter Agreement, such aircraft having been converted to the Purchase Right Aircraft hereby.

US Airways shall have the right to purchase some or all of the Purchase Right Aircraft from time to time during a period of five (5) years (the “Purchase Right Period”) commencing upon the date of execution of the Amended and Restated MPA. The delivery position for any Purchase Right Aircraft ordered by US
**Confidential Treatment Requested.

Airways shall be “subject to availability.” To that end, at such time or times during the Purchase Right Period as US Airways wishes to purchase any or all of the Purchase Right Aircraft, US Airways shall deliver a written notice thereof to Bombardier, which notice shall include the number of Purchase Right Aircraft that US Airways then wishes to purchase, and the requested delivery position for each of such Purchase Right Aircraft (the “Airways Notice”). Within ten (10) business days after the receipt of the Airways Notice, Bombardier shall advise US Airways in writing of the approximate delivery positions available for such requested Purchase Right Aircraft (the “Bombardier Notice”). Bombardier shall endeavor to accommodate the delivery positions requested by US Airways in the applicable Airways Notice, but shall not be obligated to accept any delivery positions requested by US Airways in the Airways Notice. Promptly (but in all events not later than ten (10) business days) after its receipt of the Bombardier Notice setting forth the proposed delivery positions for the requested Purchase Right Aircraft, US Airways shall advise Bombardier in writing (the “US Airways Response”) which, if any, of the delivery positions relative to such requested Purchase Right Aircraft are acceptable to US Airways, whereupon such Purchase Right Aircraft shall become “firm” aircraft (each such aircraft, a “New Firm Aircraft”) under the US Airways MPA, as modified and amended by this Letter Agreement, and, subject to Bombardier and US Airways reaching agreement on the pricing, optional features, pre-delivery deposits and all other terms and conditions incident to the purchase and sale of such New Firm Aircraft, Bombardier shall be obligated to manufacture and deliver, and US Airways shall be obligated to purchase and take delivery of, such New Firm Aircraft. Upon any Purchase Right Aircraft becoming a New Firm Aircraft, US Airways shall deliver US$** to Bombardier as a pre-delivery deposit against the purchase price for such New Firm Aircraft. ** The parties further acknowledge and agree that the Amended and Restated MPA shall not include any financing or trade-in rights with respect to the Purchase Right Aircraft.

In the event that the delivery positions available for any of the requested Purchase Right Aircraft, as provided for by Bombardier in any Bombardier Notice delivered in response to any Airways Notice, are not acceptable, US Airways shall so advise Bombardier in writing within ten (10) business days of its receipt of the applicable Bombardier Notice (which advice may be included in any applicable US Airways Response), whereupon neither Bombardier nor US Airways shall have any obligation with respect to the purchase and delivery of such Purchase Right Aircraft pursuant to the proffered Airways Notice; provided, however, that the aggregate number of Purchase Right Aircraft thereafter remaining available to US Airways during the Purchase Right Period shall not be reduced by any Purchase Right Aircraft requested by US Airways that do not become New Firm Aircraft.

Any Purchase Right Aircraft that shall not have been requested for purchase by US Airways pursuant to an Airways Notice delivered prior to the expiration of the Purchase Right Period (and thereafter converted to New Firm Aircraft as provided
**Confidential Treatment Requested.

for above) shall no longer be available to US Airways under the Amended and Restated MPA.

C.	No Financing Assistance For Aircraft

Upon assumption of the US Airways MPA, as modified and amended by this Letter Agreement, Bombardier shall not be obligated to provide any Financing Assistance of any kind, ** in connection with any CRJ Aircraft (including the Purchase Right Aircraft), whether delivered or undelivered as of the date hereof, under the US Airways MPA or the Amended and Restated MPA.
2.0	Predelivery Payments

Within five (5) business days after entry of a final order of the Bankruptcy Court authorizing and approving the terms of this Letter Agreement, all pre-delivery payments currently held by Bombardier, in the amount of $**, shall be returned to US Airways.

3.0	Waiver of Reclamation Demand

Bombardier hereby agrees to waive its reclamation demand made upon US Airways on September 22, 2004, and agrees to waive the payment of any administrative expenses Bombardier may be entitled to pursuant to sections 546(c)(2) and 503(b) of the Bankruptcy Code as a result of such reclamation demand being made in the Chapter 11 Cases of US Airways, Inc, et al (Case No. 04-13819) filed in the United States Bankruptcy Court of the Eastern District of Virginia (the “Chapter 11 Cases”).

4.0	Waiver of Cure Amounts

In addition to waiving any cure amounts that may be due and owing in connection with the assumption of the US Airways MPA, as modified and amended by this Letter Agreement, as provided for in Section 1.0 above, Bombardier hereby further agrees to waive any cure payments that may otherwise be due and owing in connection with any other executory contract listed on Schedule A attached hereto that US Airways may seek to assume under section 365 of the Bankruptcy Code in the Chapter 11 Cases.

5.0	Resolution of Proofs of Claim Filed by Bombardier

Bombardier and US Airways further agree to resolve all remaining claims of Bombardier asserted against US Airways in the Chapter 11 Cases, including, without limitation, those claims asserted pursuant to Proofs of Claim Nos. 4324, 4325, 4326, 4327, 4328, 4329, and 4330 (the “Bombardier Claims”). Specifically, Bombardier and US Airways agree that the order of the Bankruptcy Court approving this Letter Agreement and the assumption of the US Airways MPA, as modified and amended by this Letter Agreement, shall (i) permit Bombardier to set-off (and cancel) credit notes and memoranda issued to US Airways by Bombardier in the total aggregate amount of US$** million against US$** million in pre-petition spare parts and equipment receivables owed to Bombardier by US Airways, (ii) grant to Bombardier a total
**Confidential Treatment Requested.

aggregate allowed general unsecured claim in full satisfaction of the Bombardier Claims in the amount of US$147.5 million (inclusive of the MPA Claim) (the “Allowed Claim Amount”), which allowed claim shall not thereafter be subject to any defense, reduction, set off or counterclaim and (iii) permit Bombardier to receive its distribution on account of the Allowed Claim Amount on the next scheduled Distribution Date, which is scheduled for January 2007.

6.0	Creditors’ Committee Approval; Bankruptcy Court Approval

The parties’ agreements hereunder are subject to (i) the consent of the post-effective date committee of unsecured creditors to the terms and conditions of this Letter Agreement and (ii) the entry of an order (in a form reasonably acceptable to US Airways and Bombardier) authorizing and approving the terms and conditions of this Letter Agreement and the assumption of the US Airways MPA, as modified and amended by this Letter Agreement, in each case no later than December 14, 2006.
This Letter Agreement shall constitute the entire agreement of the parties with respect to the subject matters addressed herein, and supersedes any prior offer or undertaking, including, without limitation Bombardier’s offer letter to US Airways dated February 27, 2006 (ref. B06-7701-TB-0046), and any amendments thereto relative to such matters.

Yours very truly,
Bombardier Inc.

/s/ Ross Gray	/s/ Thomas Bell

Ross Gray	Thomas Bell
Director, Contracts	Manager, Contracts
Bombardier Aerospace-Regional Aircraft	Bombardier Aerospace-Regional Aircraft

Agreed and Accepted
US Airways Group, Inc.

/s/ J. Scott Kirby
Name: J. Scott Kirby
Title: President
Date:
**Confidential Treatment Requested.

Exhibit A
1.	Sale of Goods and Services Agreement No. SOG-023 between Bombardier Inc., as represented by Bombardier Aerospace Regional Aircraft and Piedmont Airlines, Inc.

2.	Data License Agreement No. DAT-1146 between Bombardier Inc. represented by Bombardier Aerospace Regional Aircraft and US Airways Group, Inc.

3.	License Agreement for CRJ200 Flight CBT No. MIS-0657 between Bombardier Inc. represented by Bombardier Aerospace Regional Aircraft and US Airways Group, Inc.

A-1